Demand Media Reports Second Quarter 2012 Financial Results

•	Revenue Grows 17% and Revenue ex-TAC(1) Up 16% Year-over-Year

•	Adjusted EBITDA(1) Increases 20% Year-over-Year

•	Cash Flow from Operations Grows 30% Year-over-Year

•	Company Achieves Positive Net Income

SANTA MONICA, CA – August 7, 2012 – Demand Media, Inc. (NYSE: DMD), a leading digital media company, today reported financial results for the quarter ended June 30, 2012.
“We are pleased to report another strong quarter reflecting solid company performance,” said Richard Rosenblatt, Chairman and CEO of Demand Media.  “We intend to continue to execute on our long-term growth initiatives, which include expanding our content platform and large audiences into mobile, video and international channels.  We also see significant opportunities in the new generic Top Level Domain process and invested over $18 million in Q2 in what we believe is a seminal event for the internet and our leading Registrar."

Financial Summary
In millions, except per share amounts
	Three months ended June 30,
	2011	2012	Change
Total Revenue	$79.5	$93.1	17%

Content & Media Revenue ex-TAC(1)	$47.0	$55.3	18%
Registrar Revenue	29.6	33.4	13%
Total Revenue ex-TAC(1)	$76.6	$88.7	16%

Income (loss) from Operations	$(0.9)	$0.9	NA
Adjusted EBITDA(1)	$20.5	$24.6	20%
Net income (loss)	$(2.4)	$0.1	NA
Adjusted net income(1)	$5.0	$7.8	54%

EPS	$(0.03)	$—	NA
Adjusted EPS(1)	$0.06	$0.09	50%

Cash Flow from Operations	$16.8	$21.9	30%
Free Cash Flow(1) (2)	$(4.8)	$16.6	NA

(1) These non-GAAP financial measures are described below and reconciled to their comparable GAAP measures in the accompanying tables. Effective Q1 2012, the Company began reporting Adjusted EBITDA instead of Adjusted OIBDA. Reconciliations for both measures are available on the investor relations section of the Company's website.

(2) In April 2012, the Company invested $18.1 million in generic Top Level Domain (“gTLD”) applications, which did not impact its recurring Free Cash Flow metric.

Q2 2012 Financial Summary:

•
Content & Media revenue ex-TAC grew 18% year-over-year, and increased 9% compared to the first quarter of 2012, with sequential growth driven primarily by accelerating revenue and traffic in our core Owned & Operated properties.

•
Registrar revenue grew 13% year-over-year, and increased 3% compared to the first quarter of 2012.  Revenue growth was driven by an increase in number of domains on our platform, due primarily to growth from new partners.

•
Free Cash Flow increased by $21.4 million year-over-year. The increase was driven by 30% growth in cash flow from operations and an 84% decline in investment in intangible assets to $2.5 million. The decrease in intangible assets investment was the result of a managed reduction in content spend, primarily on eHow, as the Company continues to make improvements to its content creation and distribution platform.

“In addition to accelerating revenue growth, expanding our EBITDA margin and growing our cash flow from operations, we delivered our first quarter of positive net income as a public company in Q2,” said Senior Vice President, Finance and incoming CFO Mel Tang. "Based on our strong first half performance and outlook for the remainder of 2012, we are increasing guidance for fiscal year 2012."

Q2 2012 Business Highlights:

•
During the quarter, Demand Media invested $18.1 million in gTLD applications, 26 individually, and an additional 107 through a strategic arrangement with Donuts Inc., as previously disclosed on June 11, 2012. Demand Media is the only applicant for 16 of its 26 stand-alone applications for new gTLDs. In addition, Demand Media has been selected as the technical registry operator for gTLD strings awarded to Donuts, the single largest applicant in the process. The Company expects to begin generating revenue from its new gTLD initiative starting in 2013, subject to ICANN's timeline.

•
On a consolidated basis, Demand Media ranked as a top 20 US web property throughout the first half of 2012, ranking as #17 in June 2012(1). Demand Media's worldwide unique users exceeded 109 million in June 2012(1).

•	On a standalone basis, eHow.com ranked as the #16 website in the US in June 2012(1).

•	LIVESTRONG.COM/eHow Health improved its ranking to the #2 Health property in the US, based on unique visits, throughout the second quarter of 2012(1).

•	Cracked.com continued its ranking as the most visited humor site in the US throughout the first half of 2012, with more time spent on the site than any other humor website(1).

•
During the second quarter of 2012, Demand Media repurchased 111,000 shares of common stock for $1 million under its Board-authorized $50 million share repurchase program. Since the program's inception, the Company has repurchased nearly 2.9 million shares of common stock for $21 million.

(1) Source: comScore.

Operating Metrics:

	Three months ended June 30,
	2011	2012	% Change
Content & Media Metrics:
Owned and operated
Page views(1) (in millions)	2,573	3,333	30%
RPM(2)	$15.19	$13.50	(11)%

Network of customer websites
Page views(1) (in millions)	3,688	4,770	29%
RPM(2)	$2.91	$3.08	6%
RPM ex-TAC(3)	$2.15	$2.16	—%

Registrar Metrics:
End of Period # of Domains(4) (in millions)	11.9	13.5	14%
Average Revenue per Domain(5)	$10.17	$9.96	(2)%
____________________

(1)
Page views represent the total number of web pages viewed across (a) our owned and operated websites and/or (b) our network of customer websites, to the extent that the viewed customer web pages host the Company's content, social media and/or monetization services.

(2)	RPM is defined as Content & Media revenue per one thousand page views.

(3)	RPM ex-TAC is defined as Content & Media Revenue ex-TAC per one thousand page views.

(4)	Domain is defined as an individual domain name paid for by a third-party customer where the domain name is managed through our Registrar service offering.

(5)
Average revenue per domain is calculated by dividing Registrar revenue for a period by the average number of domains registered in that period.  Average revenue per domain for partial year periods is annualized.

Beginning July 1, 2011, the number of net new domains has been adjusted to include only new registered domains added to our platform for which the Company has recognized revenue.  Excluding the impact of this change, end of period # of domains at June 30, 2012 and average revenue per domain during the three months ended June 30, 2012 would have increased 15% and decreased 4%, respectively, compared to the corresponding prior-year periods.

Q2 2012 Operating Metrics:

•
Owned & Operated page views increased 30% year-over-year, driven by strong traffic growth on LIVESTRONG.COM and Cracked.com as well as continued growth on eHow.com.  This mix shift in page views to relatively lower RPM properties in Q2 2012 resulted in an 11% year-over-year decline in RPM.

•
Network page views grew 29% year-over-year, primarily due to the acquisition of IndieClick in August 2011, which generated nearly 1.8 billion page views during the quarter ended June 30, 2012, offset partly by a decline in page views associated with certain social media customers. Network RPM ex-TAC was flat year-over-year, reflecting higher RPMs ex-TAC from YouTube Channels offset by lower RPMs ex-TAC from IndieClick.

•
End of period domains increased 14% to 13.5 million year-over-year, driven by the addition of higher volume customers and continued growth from existing resellers, with average revenue per domain decreasing by 2%, due to a mix shift to higher volume resellers.

Business Outlook
The following forward-looking information includes certain projections made by management as of the date of this press release. The Company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. The factors that may affect results include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.
Excluding up to $4 million of 2012 expenses that the Company expects to incur related to the formation of its generic Top Level Domain ("gTLD") initiative, the Company's guidance for the third quarter ending September 30, 2012 and fiscal year ending December 31, 2012 is as follows:
Third Quarter 2012

•	Revenue in the range of $94.5 - $96.5 million

•	Revenue ex-TAC in the range of $90.0 - $92.0 million

•	Adjusted EBITDA in the range of $25.0 - $26.0 million

•	Adjusted EPS in the range of $0.09 - $0.10 per share

•	Weighted average diluted shares of 87.5 - 88.5 million

Full Year 2012

•	Revenue in the range of $373.0 - $377.0 million

•	Revenue ex-TAC in the range of $355.5 - $359.5 million

•	Adjusted EBITDA in the range of $98.5 - $100.5 million

•	Adjusted EPS in the range of $0.35 - $0.37 per share

•	Weighted average diluted shares of 87.0 - 88.0 million

Conference Call and Webcast Information
Demand Media will host a corresponding conference call and live webcast at 5:00 p.m. Eastern time today. To access the conference call, dial 877.565.1268 (for domestic participants) or 937.999.3108 (for international participants). The conference ID is 12779178. In order to participate on the live call, it is recommended that analysts should dial-in at least 10-minutes prior to the commencement of the call. A live webcast also will be available on the Investor Relations section of the Company’s corporate website at http://ir.demandmedia.com and via replay beginning approximately two hours after the completion of the call.
About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use certain non-GAAP financial measures described below. The presentation of this additional financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliation of Non-GAAP Measures to Unaudited Consolidated Statements of Operations” included in this release.

Effective Q1 2012, the Company began reporting Adjusted EBITDA instead of Adjusted OIBDA. While the dollar value of each measure is the same, a comparison of the historical reconciliation of both measures is provided in our supplemental financial schedules posted on the investor relations section of our corporate website at http://ir.demandmedia.com. The non-GAAP financial measures presented in this release are the primary measures used by the Company's management and board of directors to understand and evaluate its financial performance and operating trends, including period to period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is the primary measure used by the compensation committee of the Company's board of directors to establish the funding targets for and fund its annual bonus pool for the Company's employees and executives. We believe our presented non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses them in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.
Revenue ex-TAC is defined by the Company as GAAP revenue less traffic acquisition costs (“TAC”). TAC comprises the portion of Content & Media GAAP revenue shared with the Company's network customers. Management believes that Revenue ex-TAC is a meaningful measure of operating performance because it is frequently used for internal managerial purposes and helps facilitate a more complete period-to-period understanding of factors and trends affecting the Company's underlying revenue performance of its Content & Media service offering.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is defined by the Company as net income (loss) before income tax expense, other income (expense), interest expense (income), depreciation, amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs, the formation expenses directly related to its gTLD initiative, and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, and (3) employee severance payments attributable to acquisition or corporate realignment activities. Management does not consider these expenses to be indicative of the Company's ongoing operating results or future outlook.
Management believes that these non-GAAP financial measures reflect the Company's business in a manner that allows for meaningful period to period comparisons and analysis of trends. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period to period comparisons of the Company's underlying recurring revenue and operating costs, which is focused more closely on the current costs necessary to utilize previously acquired long-lived assets. In addition, management believes that it can be useful to exclude certain non-cash charges because the amount of such expenses is the result of long-term investment decisions in previous periods rather than day-to-day operating decisions. For example, due to the long-lived nature of a majority of its media content, the revenue generated by the Company's media content assets in a given period bears little relationship to the amount of its investment in media content in that same period. Accordingly, management believes that content acquisition costs represent a discretionary long-term capital investment decision undertaken at a point in time. This investment decision is clearly distinguishable from other ongoing business activities, and its discretionary nature and long-term impact differentiate it from specific period transactions, decisions regarding day-to-day operations, and activities that would have an immediate impact on operating or financial performance if materially changed, deferred or terminated.
 Adjusted Earnings Per Share is defined by the Company as Adjusted Net Income divided by the weighted average number of shares outstanding. Adjusted Net Income is defined by the Company as net income (loss) before the effect of stock-based compensation, amortization of intangible assets acquired via business combinations, accelerated amortization of intangible assets removed from service, acquisition and realignment costs, the formation expenses directly related to its gTLD initiative, and any gains or losses on certain asset sales or dispositions, and is calculated using the application of a normalized effective tax rate. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, and (3) employee severance payments attributable to acquisition or corporate realignment activities. Management does not consider these expenses to be indicative of the Company's ongoing operating results or future outlook.
Management believes that Adjusted Net Income and Adjusted Earnings Per Share provide investors with additional useful information to measure the Company's underlying financial performance, particularly from period to period, because these measures are exclusive of certain non-cash expenses not directly related to the operation of its ongoing business (such as amortization of intangible assets acquired via business combinations, as well as certain other non-cash expenses such as purchase accounting adjustments and stock-based compensation) and include a normalized effective tax rate based on the Company's statutory tax rate.
Discretionary Free Cash Flow is defined by the Company as net cash provided by operating activities excluding cash outflows from acquisition and realignment activities, and the formation expenses directly related to its gTLD initiative, less capital expenditures to acquire property and equipment. Free Cash Flow is defined by the Company as Discretionary Free Cash Flow less investments in intangible assets and is not impacted by payments for gTLD applications, which were $18.1 million in Q2 2012. Management believes that Discretionary Free Cash Flow and Free Cash Flow provide investors with additional useful information to measure operating liquidity because they reflect the Company's underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. These measures are used by management, and may also be useful for investors, to assess the Company's ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, pursuing new business opportunities, potential acquisitions, payment of dividends and share repurchases.
The use of these non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows that affect the Company's operations. An additional limitation of these non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies may use the same or similarly named measures but exclude different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures within its financial press releases. Non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from the non-GAAP financial information used by other companies, including peer companies, and therefore comparability may be limited. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure. The accompanying tables have more details on the GAAP financial measures and the related reconciliations.
About Demand Media
Demand Media, Inc. (NYSE: DMD) is a leading digital media company that informs and entertains one of the internet's largest audiences, helps advertisers find innovative ways to engage with their customers and enables publishers to expand their online presence. Headquartered in Santa Monica, CA, Demand Media has offices in North America, South America and Europe. For more information about Demand Media, please visit www.demandmedia.com

Cautionary Information Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties regarding the Company's future financial performance, and are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Potential risks and uncertainties include, among others: changes in the methodologies of Internet search engines, including ongoing algorithmic changes made by Google to its search results as well as possible future changes, and the impact such changes may have on page view growth and driving search related traffic to our owned and operated websites and the websites of our network customers; changes in our content creation and distribution platform, including the possible repurposing of content to alternate distribution channels, reduced investments in intangible assets or the sale or removal of content; our ability to successfully launch, produce and monetize new content formats; the inherent challenges of estimating the overall impact on page views and search driven traffic to our owned and operated websites based on the data available to us as internet search engines continue to make adjustments to their search algorithms; our ability to compete with new or existing competitors; our ability to maintain or increase our advertising revenue; our ability to continue to drive and grow traffic to our owned and operated websites and the websites of our network customers; our ability to effectively monetize our portfolio of content; our dependence on material agreements with a specific business partner for a significant portion of our revenue; future internal rates of return on content investment and our decision to invest in different types of content in the future, including premium video and other formats of text content; our ability to attract and retain freelance creative professionals; changes in our level of investment in media content intangibles; the effects of changes or shifts in internet marketing expenditures, including from text to video content as well as from desktop to mobile content; the effects of seasonality on traffic to our owned and operated websites and the websites of our network customers; our ability to continue to add partners to our registrar platform on competitive terms; our ability to successfully pursue and implement our gTLD initiative; changes in stock-based compensation; changes in amortization or depreciation expense due to a variety of factors; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles, and media content or other assets; changes in tax laws, our business or other factors that would impact anticipated tax benefits or expenses; our ability to successfully identify, consummate and integrate acquisitions, including integrating our recent acquisitions; our ability to retain key customers and key personnel; risks associated with litigation; the impact of governmental regulation; and the effects of discontinuing or discontinued business operations. From time to time, we may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. More information about potential risk factors that could affect our operating and financial results are contained in our annual report on Form 10-K for the fiscal year ending December 31, 2011 filed with the Securities and Exchange Commission (http://www.sec.gov) on February 24, 2012, and as such risk factors may be updated in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.”
Furthermore, as discussed above, the Company does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.
# # #
(Tables Follow)

Contacts
Investor Contact:
Julie MacMedan

Demand Media
(310) 917-6485
Julie.MacMedan@demandmedia.com
Media Contact:
Kristen Moore
Demand Media
(310) 917-6432
Kristen.Moore@demandmedia.com

Demand Media, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
Revenue	$79,455	$93,055	$158,978	$179,289
Operating expenses
Service costs (exclusive of amortization of intangible assets shown separately below) (1) (2)	37,869	44,367	75,523	85,629
Sales and marketing (1) (2)	9,286	11,660	18,869	22,053
Product development (1) (2)	9,642	10,587	18,893	20,711
General and administrative (1) (2)	13,787	15,754	30,811	31,149
Amortization of intangible assets	9,750	9,759	19,953	21,715
Total operating expenses	80,334	92,127	164,049	181,257
Income (loss) from operations	(879)	928	(5,071)	(1,968)
Other income (expense)
Interest income	5	10	47	25
Interest expense	(163)	(173)	(325)	(310)
Other income (expense), net	(2)	(45)	(259)	(64)
Total other expense	(160)	(208)	(537)	(349)
Income (loss) before income taxes	(1,039)	720	(5,608)	(2,317)
Income tax (expense) benefit	(1,332)	(626)	(2,345)	569
Net income (loss)	$(2,371)	$94	$(7,953)	$(1,748)

(1) Stock-based compensation expense included in the line items above:
Service costs	$347	$761	$584	$1,469
Sales and marketing	1,136	1,585	2,036	3,121
Product development	1,130	2,085	2,246	3,773
General and administrative	2,807	4,118	9,481	7,577
Total stock-based compensation expense	$5,420	$8,549	$14,347	$15,940
(2) Depreciation included in the line items above:
Service costs	$4,149	$3,552	$8,193	$7,202
Sales and marketing	115	106	187	240
Product development	438	271	759	553
General and administrative	878	899	1,450	1,797
Total depreciation	$5,580	$4,828	$10,589	$9,792

Income (loss) per common share:
Net income (loss)	$(2,371)	$94	$(7,953)	$(1,748)
Cumulative preferred stock dividends (3)	—	—	(2,477)	—
Net income (loss) attributable to common stockholders	$(2,371)	$94	$(10,430)	$(1,748)

Net income (loss) per share - basic	$(0.03)	$—	$(0.14)	$(0.02)
Net income (loss) per share - diluted	$(0.03)	$—	$(0.14)	$(0.02)

Weighted average number of shares - basic	83,088	83,925	73,477	83,433
Weighted average number of shares - diluted	83,088	86,802	73,477	83,433

(3)	As a result of the Company’s initial public offering which was completed on January 31, 2011, all shares of the Company’s preferred stock were converted to common stock.

Demand Media, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2011	June 30, 2012
Current assets
Cash and cash equivalents	$86,035	$94,187
Accounts receivable, net	32,665	37,511
Prepaid expenses and other current assets	8,656	8,958
Deferred registration costs	50,636	57,513
Total current assets	177,992	198,169

Property and equipment, net	32,626	34,105
Intangible assets, net	111,304	94,525
Goodwill	256,060	256,037
Deferred registration costs	9,555	11,128
Other long-term assets	2,566	23,471
Total assets	$590,103	$617,435

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable	$10,046	$12,865
Accrued expenses and other current liabilities	33,932	31,496
Deferred tax liabilities	18,288	20,109
Deferred revenue	71,109	79,366
Total current liabilities	133,375	143,836
Deferred revenue	14,802	16,200
Other liabilities	1,660	2,663
Total liabilities	149,837	162,699

Stockholders’ equity
Common stock and additional paid-in capital	528,042	548,237
Treasury stock	(17,064)	(21,020)
Accumulated other comprehensive income	59	38
Accumulated deficit	(70,771)	(72,519)
Total stockholders’ equity	440,266	454,736
Total liabilities, convertible preferred stock and stockholders’ equity	$590,103	$617,435

Demand Media, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
Cash flows from operating activities:
Net income (loss)	$(2,371)	$94	$(7,953)	$(1,748)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,330	14,587	30,542	31,507
Stock-based compensation	5,426	8,549	14,262	15,940
Other	1,214	1,037	2,069	(383)
Net change in operating assets and liabilities, net of effect of acquisitions	(2,751)	(2,394)	(2,852)	(4,965)
Net cash provided by operating activities	16,848	21,873	36,068	40,351

Cash flows from investing activities:
Purchases of property and equipment	(5,746)	(3,122)	(10,830)	(7,443)
Purchases of intangibles	(15,858)	(2,549)	(30,062)	(5,122)
Payments for gTLD applications	—	(18,072)	—	(18,202)
Cash paid for acquisitions	—	(26)	(3,839)	(269)
Other	—	(855)	—	(855)
Net cash used in investing activities	(21,604)	(24,624)	(44,731)	(31,891)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	(249)	—	78,625	—
Repurchases of common stock	—	(966)	—	(3,956)
Proceeds from exercises of stock options and contributions to ESPP	674	3,741	1,525	5,856
Other	(107)	(1,391)	(215)	(2,187)
Net cash provided by (used in) financing activities	318	1,384	79,935	(287)

Effect of foreign currency on cash and cash equivalents	(16)	(14)	(8)	(21)

Change in cash and cash equivalents	(4,454)	(1,381)	71,264	8,152
Cash and cash equivalents, beginning of period	108,056	95,568	32,338	86,035
Cash and cash equivalents, end of period	$103,602	$94,187	$103,602	$94,187

Demand Media, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures to Unaudited Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
Revenue ex-TAC:
Content & Media revenue	$49,822	$59,667	$101,674	$113,630
Less: traffic acquisition costs (TAC)	(2,813)	(4,380)	(6,003)	(7,759)
Content & Media Revenue ex-TAC	47,009	55,287	95,671	105,871
Registrar revenue	29,633	33,388	57,304	65,659
Total Revenue ex-TAC	$76,642	$88,675	$152,975	$171,530

Adjusted EBITDA(1):
Net income (loss)	$(2,371)	$94	$(7,953)	$(1,748)
Income tax expense/(benefit)	1,332	626	2,345	(569)
Interest and other expense, net	160	208	537	349
Depreciation and amortization(2)	15,330	14,587	30,542	31,507
Stock-based compensation	5,420	8,549	14,347	15,940
Acquisition and realignment costs(3)	638	52	771	113
gTLD expense(4)	—	453	—	882
Adjusted EBITDA	$20,509	$24,569	$40,589	$46,474

Discretionary and Total Free Cash Flow:
Net cash provided by operating activities	$16,848	$21,873	$36,068	$40,351
Purchases of property and equipment	(5,746)	(3,122)	(10,830)	(7,443)
gTLD expense cash flows(4)	—	422	—	735
Discretionary Free Cash Flow	11,102	19,173	25,238	33,644
Purchases of intangible assets	(15,858)	(2,549)	(30,062)	(5,122)
Free Cash Flow(4)(5)	$(4,756)	$16,624	$(4,824)	$28,522

Adjusted Net Income:
GAAP net income (loss)	$(2,371)	$94	$(7,953)	$(1,748)
(a) Stock-based compensation	5,420	8,549	14,347	15,940
(b) Amortization of intangible assets – M&A	3,097	2,737	6,830	5,666
(c) Content intangible assets removed from service(2)	—	—	—	1,818
(d) Acquisition and realignment costs(3)	638	52	771	113
(e) gTLD expense(4)	—	453	—	882
(f) Income tax effect of items (a) - (e) & application of 38% statutory tax rate to pre-tax income	(1,752)	(4,128)	(3,864)	(8,968)
Adjusted Net Income	$5,032	$7,757	$10,131	$13,703
Non-GAAP Adjusted Net Income per share - diluted	$0.06	$0.09	$0.11	$0.16
Shares used to calculate non-GAAP Adjusted Net Income per share – diluted(6)	88,691	86,802	89,258	86,117

(1)
Effective Q1 2012, the Company began reporting Adjusted EBITDA instead of Adjusted OIBDA. While the dollar value of each measure does not differ, a comparison of the historical reconciliation of both measures is provided in our supplemental financial schedules available on the investor relations section of our corporate website.

(2)
In conjunction with its previously announced plans to improve its content creation and distribution platform, the Company elected to remove certain content assets from service, resulting in $1.8 million of accelerated amortization expense in the first quarter of 2012.

(3)
Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, and (3) employee severance payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company’s core operating results.

(4)	Comprises formation expenses directly related to the Company's gTLD initiative that is not expected to generate associated revenue in 2012.

(5)	In April 2012, the Company invested $18.1 million in gTLD applications, which did not impact its recurring Free Cash Flow metric.

(6)
Shares used to calculate non-GAAP Adjusted Net Income per share - diluted include the weighted average common stock and restricted stock for the periods presented and all dilutive common stock equivalent at each period. Amounts have been adjusted in 2011 to reflect the revised capital structure following the Company’s initial public offering which was completed on January 31, 2011, whereby the Company issued 5,175 shares of common stock and converted certain warrants and all of the convertible preferred stock into 62,155 shares of common stock as if those transactions were consummated on January 1, 2011.

Demand Media, Inc. and Subsidiaries
Unaudited GAAP Revenue, by Revenue Source
(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
Content & Media:
Owned and operated websites	$39,095	$44,990	$79,619	$84,338
Network of customer websites	10,727	14,677	22,055	29,292
Total revenue – Content & Media	49,822	59,667	101,674	113,630
Registrar	29,633	33,388	57,304	65,659
Total revenue	$79,455	$93,055	$158,978	$179,289

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
Content & Media:
Owned and operated websites	49%	48%	50%	47%
Network of customer websites	14%	16%	14%	16%
Total revenue – Content & Media	63%	64%	64%	63%
Registrar	37%	36%	36%	37%
Total revenue	100%	100%	100%	100%